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[PricewaterhouseCoopers Letterhead]                                Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form F-4 of our reports dated February 22, 1999, except with respect to the matters discussed in Notes 13.b, 20, 21 and 22 which is as of May 21, 1999, relating to the financial statements and financial statement schedule of Grupo Iusacell, S.A. de C.V. and subsidiaries, which appear in such Registration Statement. We also consent to the references to our firm under the captions "Independent Accountants." and "Selected Consolidated Financial and Operating Information" in such Registration Statement.


PricewaterhouseCoopers



By: Juan Manuel Ferron Solis


Mexico City, D.F., Mexico
January 26, 2000